Exhibit 99.1

Immunovant Provides Corporate Updates and Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2024

•Following a recently completed Type B meeting with the FDA, Immunovant is on track to initiate 4 to 5 potentially registrational studies for its lead asset IMVT-1402 in endocrinology, neurology, and other therapeutic areas over this fiscal year ending March 31, 2025

•Topline data from the batoclimab Myasthenia Gravis (MG) study is also expected over this fiscal year and further potentially registrational development in MG with IMVT-1402 is expected to begin in the same timeframe

•Immunovant has decided to run the batoclimab trial in Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) longer prior to unblinding period 1 in order to better ensure that the data from the batoclimab trial, combined with learning from other CIDP trials, can be used to optimize the IMVT-1402 CIDP trial design

•Detailed results from the batoclimab study in Graves’ disease as well as an overview of our development program for IMVT-1402 in Graves’ disease are expected to be announced in the fall of 2024

NEW YORK, May 29, 2024 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported corporate updates and financial results for its fourth quarter and fiscal year ended March 31, 2024.

“We are very excited about the immunology market evolution that we believe positions the anti-FcRn mechanism to be the leading therapeutic class across a broad range of autoantibody-driven indications. Within the class, we see tremendous opportunity for IMVT-1402, which we believe has a combination of potentially best-in-class features not seen with any other FcRn inhibitor,” said Pete Salzmann, M.D., chief executive officer at Immunovant. “Based on these convictions, as well as significant progress made with IMVT-1402, we are prioritizing the development of IMVT-1402 as our lead asset going forward given its broad potential across a number of indications.”

General Clinical Development Updates:
To address the unmet needs of people with autoantibody-driven diseases, Immunovant is committed to initiating a broad set of late-stage programs for its lead asset IMVT-1402, including first-in-class indications (such as Graves’ disease), classic autoantibody indications (such as MG), and other indications with positive in-class data (such as CIDP). Immunovant expects to initiate programs in several therapeutic areas including Endocrinology and Neurology. Following a recently completed Type B meeting with the FDA, four to five potentially registrational programs for IMVT-1402 are on track to be initiated by March 31, 2025. By March 31, 2026, Immunovant plans to initiate studies in a total of 10 indications. Immunovant expects to achieve financial efficiencies in its IMVT-1402 development program by taking advantage of batoclimab data and by applying learning from publicly disclosed in-class competitor data and trial designs.

Immunovant was recently awarded U.S. Patent No. 11,926,669 covering the composition of matter of IMVT-1402 and its binding sequence to FcRn, method of use of the antibody for treating autoimmune disease, and methods for its manufacturing. Not including any potential patent term extension, the issued composition-of-matter patent term will extend until June 2043.

Neurology Clinical Development Updates:
Immunovant designed the batoclimab MG trial to study the potential benefits of batoclimab across three important patient needs that we do not believe are addressed by other FcRn inhibitor MG development programs: 1) the potential benefits of high dose induction therapy, 2) continuous long-term therapy with a simple subcutaneous injection, and 3) multiple doses to potentially enable tailored, continuous therapy based on individual patient needs. Given the importance of MG as an anchor indication for a leading FcRn inhibitor franchise, and given the profile of IMVT-1402 compared to batoclimab, Immunovant expects to initiate a potentially registrational program for IMVT-1402 in MG in this fiscal year. A final decision will be made based on results from the current batoclimab trial. We expect these topline results and the related decision to be by the end of this fiscal year (by March 31, 2025).

We are also excited about the potential for FcRn inhibition in CIDP and we may transition our batoclimab CIDP study to a registrational CIDP program with IMVT-1402. To that end, we believe the data from the ongoing batoclimab CIDP trial could substantially enhance the design of a potentially registrational study with IMVT-1402. Similar to previous CIDP trials, the current batoclimab trial is designed to enroll patients with active CIDP confirmed by an adjudication committee. Enrolled patients enter a washout period during which standard-of-care is discontinued and, if their condition worsens, they are then randomized into period 1 of the study.

To date in the batoclimab trial, almost all patients have worsening of their CIDP symptoms during the washout period indicating that the inclusion criteria are selecting patients with active disease. In fact, several patients have deteriorated significantly during washout and dropped out of the trial prior to receiving any batoclimab or within the first 2 weeks of randomization to batoclimab treatment in period 1. To ensure that we can optimize the level of disease activity and patient population for an IMVT-1402 clinical trial we have decided to run the batoclimab CIDP trial approximately two quarters longer prior to unblinding period 1. This will better ensure that the data from the batoclimab trial, combined with learning from other CIDP trials, can be used to optimize the IMVT-1402 CIDP trial design prior to the end of the fiscal year (by March 31, 2025).

Endocrinology Clinical Development Updates:
We are excited about the potential for IMVT-1402 in Graves’ disease and expect to announce detailed results from the batoclimab study in Graves’ disease as well as an overview of our development program for IMVT-1402 in Graves’ disease in the fall of 2024.

Immunovant is enthusiastic about the potential for a targeted therapy in Thyroid Eye Disease (TED) that does not directly inhibit the Insulin Growth Factor receptor (IGFr). IGFr inhibition may be associated with hearing loss as reflected in the updated FDA label for teprotumumab. Immunovant believes that patients with TED have significant remaining unmet need despite the option for surgery or for 6 months of teprotumumab therapy. IMVT-1402’s profile, and batoclimab’s potentially registrational TED program, provide a variety of options for Immunovant in TED. A decision regarding which asset to advance to registration in TED is expected in the first half of calendar year 2025 together with disclosing topline data from the current batoclimab TED program.

Financial Highlights for Fiscal Fourth Quarter Ended March 31, 2024:
Cash Position: As of March 31, 2024, Immunovant’s cash and cash equivalents totaled approximately $635 million.

R&D Expenses: Research and development expenses were $66.1 million for the three months ended March 31, 2024, compared to $51.8 million for the three months ended March 31, 2023. The increase was primarily due to higher research and development and contract manufacturing costs related to the development of IMVT-1402, elevated personnel-related expenses and higher costs related to cross-

indication research and development activities supporting batoclimab and IMVT-1402 programs. The increase was partially offset by decreased batoclimab program-specific research and development costs (including contract manufacturing costs).

G&A Expenses: General and administrative expenses were $14.8 million for the three months ended March 31, 2024, compared to $12.4 million for the three months ended March 31, 2023. The increase was primarily due to higher personnel-related expenses and legal and other professional fees.

Net Loss: Net loss was $75.3 million ($0.52 per common share) for the three months ended March 31, 2024, compared to $59.4 million ($0.46 per common share) for the three months ended March 31, 2023. Net loss for the three months ended March 31, 2024 and March 31, 2023 included $9.7 million and $7.5 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of March 31, 2024, there were 145,582,999 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Year Ended March 31, 2024:
R&D Expenses: Research and development expenses were $212.9 million for the fiscal year ended March 31, 2024, compared to $160.3 million for the fiscal year ended March 31, 2023. The increase was primarily due to higher research and development and contract manufacturing costs related to the development of IMVT-1402 and elevated personnel-related expenses, partially offset by lower batoclimab program-specific research and development costs (including contract manufacturing costs) and lower costs related to cross-indication research and development activities supporting batoclimab and IMVT-1402 programs.

IPR&D Expenses: Acquired in-process research and development expenses were $12.5 million for the fiscal year ended March 31, 2024, compared to $10.0 million for the fiscal year ended March 31, 2023. The increase was due to the achievement of development and regulatory milestones for batoclimab under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $57.3 million for the fiscal year ended March 31, 2024, compared to $48.0 million for the fiscal year ended March 31, 2023. The increase was primarily due to higher personnel-related expenses, market research costs, legal and other professional fees, and information technology costs.

Net Loss: Net loss was $259.3 million ($1.88 per common share) for the fiscal year ended March 31, 2024, compared to $211.0 million ($1.71 per common share) for the fiscal year ended March 31, 2023. Net loss for the fiscal year ended March 31, 2024 and 2023 included $41.1 million and $32.3 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include statements regarding Immunovant’s expectations regarding the timing, design, and results of clinical trials of IMVT-1402 and batoclimab; Immunovant’s plan to develop IMVT-1402 and batoclimab across a broad range of indications; Immunovant’s anticipated strategic reprioritization from batoclimab to IMVT-1402; the number and timing of potentially registrational programs and clinical trials Immunovant plans to initiate for IMVT-1402; Immunovant’s intellectual property portfolio; and potential benefits of IMVT-1402’s unique product attributes and potential best-in-class profile. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: Immunovant may not be able to protect or enforce its intellectual property rights; initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of global factors, such as the post-COVID-19 environment, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval, and commercialization of batoclimab and/or IMVT-1402; Immunovant is at various stages of clinical development for batoclimab and IMVT-1402; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Annual Report on Form 10-K filed with the SEC on May 29, 2024, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$66,056	$51,837	$212,928	$160,257
Acquired in-process research and development	—	—	12,500	10,000
General and administrative	14,823	12,422	57,281	48,019
Total operating expenses	80,879	64,259	282,709	218,276
Interest income	(8,379)	(3,480)	(24,948)	(7,578)
Other (income) expense, net	2,587	(356)	1,008	253
Loss before provision (benefit) for income taxes	(75,087)	(60,423)	(258,769)	(210,951)
Provision (benefit) for income taxes	232	(992)	567	9
Net loss	$(75,319)	$(59,431)	$(259,336)	$(210,960)
Net loss per common share – basic and diluted	$(0.52)	$(0.46)	$(1.88)	$(1.71)
Weighted-average common shares outstanding – basic and diluted	145,355,546	129,632,592	138,100,577	123,075,329

IMMUNOVANT, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$ 635,365	$ 376,532
Accounts receivable	5,337	700
Prepaid expenses and other current assets	24,902	26,916
Income tax receivable	166	185
Total current assets	665,770	404,333
Operating lease right-of-use assets	133	1,172
Property and equipment, net	462	333
Total assets	$ 666,365	$ 405,838
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 7,155	$ 1,353
Accrued expenses	41,300	40,421
Current portion of operating lease liabilities	138	1,173
Due to Roivant Sciences Ltd.	15	350
Total current liabilities	48,608	43,297
Operating lease liabilities, net of current portion	—	47
Total liabilities	48,608	43,344
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at March 31, 2024 and March 31, 2023	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2024 and March 31, 2023	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 145,582,999 shares issued and outstanding at March 31, 2024 and 500,000,000 shares authorized, 130,329,863 shares issued and outstanding at March 31, 2023	14	13
Additional paid-in capital	1,441,518	927,976
Accumulated other comprehensive income	1,908	852
Accumulated deficit	(825,683)	(566,347)
Total stockholders’ equity	617,757	362,494
Total liabilities and stockholders’ equity	$ 666,365	$ 405,838

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com